UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

CASH SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Delaware	87-0398535
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification number)

7350 Dean Martin Drive, Suite 309
Las Vegas, NV 89139
(Address of principal executive offices and zip code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☒

Securities Act registration statement file number to which this form relates: Not Applicable

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, $0.001 par value per share
(Title of class)

Item 1 Description of Registrant’s Securities to be Registered.

Our Certificate of Incorporation, as amended, authorizes the issuance of 50,000,000 shares of Common Stock, $0.001 par value per share. As of December 23, 2005, 16,876,700 shares were issued and outstanding. The holders of our Common Stock: (i) have equal ratable rights to dividends from funds legally available therefore, when, as and if declared by our Board of Directors; (ii) are entitled to share ratably in all the assets available for distribution to holders of the Common Stock upon liquidation, dissolution or winding up of the affairs of the Registrant; and (iii) are entitled to one vote per share on all matters on which stockholders may vote at all meetings of stockholders. All shares of Common Stock now outstanding are fully paid and nonassessable. There are no redemption, sinking fund, conversion or preemptive rights with respect to the shares of Common Stock. The holders of the Common Stock do not have cumulative voting rights. The holders of a majority of such outstanding shares voting for election of directors can elect all of our directors to be elected, if they so choose. In such event, the holders of the remaining shares will not be able to elect any of the directors.

Item 2 Exhibits.

EXHIBIT NUMBER	DESCRIPTION
1.1	Specimen of Common Stock certificate (1)
2.1	Amended and Restated Certificate of Incorporation of Registrant (1)
2.2	Amended and Restated Bylaws of Registrant (2)

__________________________________

(1)
Previously filed as an exhibit to the Registration Statement on Form 8-A of Cash Systems, Inc., a Delaware corporation (the “Company”), filed on January 6, 2004, and incorporated herein by this reference.

(2)	Previously filed as an exhibit to the Company’s Annual Report of Form 10-KSB for the fiscal year ended December 31, 2002, filed on April 15, 2003, and incorporated herein by this reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cash Systems, Inc.
(Registrant)

Dated: December 29, 2005	By:	/s/ David S. Clifford
	Name:	David S. Clifford
	Title:	Chief Financial Officer

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION
1.1	Specimen of Common Stock certificate (1)
2.1	Amended and Restated Certificate of Incorporation of Registrant (1)
2.2	Amended and Restated Bylaws of Registrant (2)

__________________________________

(1)
Previously filed as an exhibit to the Registration Statement on Form 8-A of Cash Systems, Inc., a Delaware corporation (the “Company”), filed on January 6, 2004, and incorporated herein by this reference.

(2)	Previously filed as an exhibit to the Company’s Annual Report of Form 10-KSB for the fiscal year ended December 31, 2002, filed on April 15, 2003, and incorporated herein by this reference.